Exhibit 11.1.

Our Code of Conduct. Living up to our Corporate Values. Creating Values — as a Team.

Contents

Foreword

Preliminary Remarks

Corporate Vision and Values

Implementation

Application and Validity

Law and Ethics

Compliance with Legal and Ethical Standards

Corporate Governance

Social Charter

Superior Value

Value Enhancement and Profitability

Sustainability

Protection of our Corporate Assets

Passion for our Customers

Innovation

Creativity

Social Development

Respect

Cooperation with Employees

Diversity

Cooperation with Social Partners

Integrity

Data Protection

Dealing with Conflicts of Interest

Money Laundering

Donations

Cooperation with Third Parties (Shareholders, Suppliers, Competitors)

Top Excellence

Compliance with the Code of Conduct

Information and Acceptance

Reporting Violations

Action against Misconduct

Imprint

Contact

Foreword

Dear Sir or Madam,

Deutsche Telekom Group and Magyar Telekom Group want to set standards, not only with an absolute service orientation, expertise and performance, but also the way in which we act ethically. This represents an important challenge for us all. We aim to ensure that our conduct is at all times faultless, virtuous and exemplary.

For this reason, we have developed this Code of Conduct based on our Group’s shared values. It applies to every member of the Group — the Board of Management, executives, and every employee worldwide. The Code sets out the principles that apply to both corporate and personal conduct at Deutsche Telekom and Magyar Telekom.

The Code of Conduct is a framework for orientation — not a detailed set of instructions on how to act — for everyone in the Group. It is the basis for an open, democratic, and legally sound corporate culture to which we are committed and which we have to fill with life each and every day. Breaches against the spirit of the Code of Conduct are therefore consistently followed up and action is taken against them, in the interests of all employees.

The full determination to provide our customers with the best possible products and services, together with a fair and trusting working relationship with our partners, are key guiding principles behind our behavior. We want to be perceived as a serious, credible and reliable partner — by shareholders, business partners and employees as well as by public authorities, institutions and the public. This is one of the key prerequisites for achieving our corporate goal of making Deutsche Telekom and Magyar Telekom the most highly regarded service Group in our industry.

René Obermann	Christopher Mattheisen
Chairman of the Board of Management	Magyar Telekom Plc.’s Chief
Executive Officer
Deutsche Telekom AG

Preliminary Remarks

Corporate Vision and Values

Our activities are determined by our corporate vision, our mission and our six central values.

Our Vision: Deutsche Telekom and Magyar Telekom — global leaders in “Connected Life and Work”.

Our Mission: We mobilize personal, social and business networking.

T-Spirit outlines our approach to implement our vision and achieve our goals:

•                  Superior Value. We constantly enhance the value of Deutsche Telekom.

•                  Passion for our Customers. We delight our customers by providing them with excellent products and services.

•                  Innovation. We create a culture of innovation in which we enjoy working.

•                  Respect. We benefit from our cultural diversity; we respect and help each other.

•                  Integrity. We communicate in an open and honest way and deliver what we promise.

•                  Top Excellence. We think and act resolutely and strive constantly for greater efficiency with the right people in the right jobs. We consistently reward performance while taking action against misconduct.

The applicable legal system, our vision, our mission and our corporate values form the basis for all corporate decisions and our daily business activities. This is the foundation of our corporate culture, which fosters trust in our Group.

Implementation

Group management allows for an open and predictable corporate culture. Here, the employees differentiate between appropriate and questionable behavior on the basis of the moral, legal and corporate values of the Deutsche Telekom Group and the Magyar Telekom Group.

The Deutsche Telekom Group and the Magyar Telekom Group expect its senior executives to carry out all business efficiently and in line with the Code of Conduct. To achieve this, senior executives shall provide the necessary working conditions for employees and ensure compliance with the Code of Conduct. They consistently identify, discuss and prevent misconduct and take consequent action against it.

All employees must act in compliance with the Code of Conduct. In case of doubt, employees should not hesitate to confide with their superiors or the responsible organization.

Violations of the Code of Conduct may have consequences as provided by employment law or, in the case of civil servants, disciplinary consequences.

Application and Validity

The Code of Conduct applies to all employees of the Deutsche Telekom Group and the Magyar Telekom Group: Boards of Directors, managing directors, senior executives, employees, civil servants and persons whose status is equivalent to that of employees (e.g. temporary workers, consultants).

When implementing the Code of Conduct, international affiliates shall abide by their respective national legislation.

Law and Ethics

Compliance with Legal and Ethical Standards

We abide by the law, and we expect our business partners to do the same. The national and/or international legal framework applies to any business activity within the Deutsche Telekom Group and the Magyar Telekom Group. We respect the cultural and ethical values of the countries in which the Deutsche Telekom Group and the Magyar Telekom Group have business operations.

Corporate Governance(1)

The Deutsche Telekom Group and the Magyar Telekom Group are committed to good and responsible corporate management (e.g. German Corporate Governance Code(2), Sarbanes-Oxley Act(3)). We expect all employees of the Deutsche Telekom Group and the Magyar Telekom Group to support and observe these principles within their range of personal responsibilities.

Social Charter(4)

The minimum social standards as defined by the Social Charter are both transparent and authoritative throughout the whole Group. The Social Charter is based on the values of Global Compact(5) and internationally recognized standards and guidelines of the International Labor Organization (ILO)(6) and the OECD. The Deutsche Telekom Group and the Magyar Telekom Group also apply these internationally recognized minimum social standards in all of its business relations with suppliers, business partners and third parties.

(1) Corporate Governance means the legal and factual regulatory framework for the management and supervision of a company. This includes the allocation of rights and duties to the corporate bodies, the stockholders’ meeting, the advisory board and the board of directors with respect to corporate management and control.

(2) The German Corporate Governance Code adopted by the government commission on Corporate Governance in addition to fundamental legal provisions for the management and control of listed German companies (corporate management) includes nationally and internationally recognized standards of good and responsible corporate management in terms of proposals and recommendations.

(3) As an internationally operating company, which is even quoted on the New York Stock Exchange, Deutsche Telekom AG and Magyar Telekom Plc. are generally subject to the provisions of the Sarbanes-Oxley Act (SOX) issued in the USA in July 2002. SOX is a law enacted for companies and their auditors aiming at the improvement of corporate accounting.

(4) The Social Charter of the Deutsche Telekom Group and the Magyar Telekom Group are a voluntary commitment by the employer to Group-wide compliance with minimum social standards. It defines fundamental principles for labor relations and employment conditions. We also expect our suppliers to comply with these standards.

(5) Global Compact is a global UN initiative to promote and strengthen cooperation between the United Nations, business and other social groups. As part of its corporate policy, Deutsche Telekom and Magyar Telekom undertake to adhere to ten principles for the protection of human rights, for labor, social and environmental standards and for the fight against corruption.

(6) The International Labor Organization (ILO) is a specialized United Nations agency. Delegates of governments, employees and employers represent 177 member states in the ILO’s bodies. Their activities are focused on the establishment of international labor and social standards with the objective of improving the living conditions of the working population.

Superior Value

Value Enhancement and Profitability

We use all opportunities and potential for the sustainable enhancement of the value of the Deutsche Telekom Group and the Magyar Telekom Group. We strive for profitable growth whilst respecting the society and the environment.

Sustainability

With its commitment to sustainability, the Deutsche Telekom Group and the Magyar Telekom Group comply with the global awareness that economic, social and ecological issues are to be treated equally. We also consider the long-term consequences of our entrepreneurial actions and make our decisions with a view to the needs of future generations.

Protection of our Corporate Assets

The Deutsche Telekom Group and the Magyar Telekom Group protect tangible and intangible assets for the benefit of its stakeholders(7) and society.

Passion for our Customers

The Deutsche Telekom Group and the Magyar Telekom Group take every opportunity to offer its customers products and services of the highest quality. All our employees are obligated to increase our customers’ satisfaction. Our partnership with our customers is based on integrity, an open dialogue and activities that consistently focus on our customers’ needs. We continuously develop the Group for the benefit of our customers.

Innovation

Creativity

Innovation ensures the success of the Deutsche Telekom Group and the Magyar Telekom Group. As an innovation-oriented company, we protect our own intellectual property and that of other people. We create a culture of innovation in which we enjoy working. We are open for new creative ideas and solutions, and we support our employees’ suggestions. We use our experience to advance innovation within the Deutsche Telekom Group and the Magyar Telekom Group.

Social Development

Sustainable communication and information technologies make new applications in both our private and professional lives possible. The Deutsche Telekom Group and the Magyar Telekom Group assumes the responsibility for setting trends and enhancing people’s quality of life by means of innovation and new technologies.

(7) Employees, customers, business partners, suppliers, shareholders/investors.

Respect

Cooperation with Employees

Our employees determine the success of the Deutsche Telekom Group and the Magyar Telekom Group. Their ability to act independently and their entrepreneurial spirit ensure and steadily strengthen our position on the global market. The Deutsche Telekom Group and the Magyar Telekom Group provides an environment which opens up new professional and personal perspectives, and enables employees to perform outstandingly and achieve excellent results.

We rely on motivated and qualified employees with a desire for personal development who regard change as an opportunity. The Deutsche Telekom Group and the Magyar Telekom Group assumes social responsibility and promote the employability(8) of their employees.

Diversity

Individual diversity and an appreciative basic attitude are keys to our success. For the benefit of our company, we acknowledge, appreciate and incorporate the characteristics of all our individual stakeholders, in accordance with our corporate values and our brand. In an internationalized and globalized world, we encourage and demand personal and cultural diversity for a higher quality in our personal and professional lives.

Cooperation with Social Partners

The Deutsche Telekom Group and the Magyar Telekom Group is committed to cooperating with its democratically elected employee representatives in an open and trusting manner, to correspond constructively and aim at a fair balance of interests.

(8) Employability defines a person’s ability to develop his/her skills and efficiency in such a manner that s/he continues to be capable of gainful employment.

Integrity

Integrity is the basis of our relationship with all stakeholders of the Deutsche Telekom Group and the Magyar Telekom Group.

Data Protection

Personal data is exposed to special risks, in particular as a result of the worldwide network of communication systems. We are aware of the high sensitivity of our customers’, our shareholders’ and our employees’ data, and we protect such data from unauthorized use by keeping it strictly confidential. The Deutsche Telekom Group and the Magyar Telekom Group guarantee a worldwide, uniformly high standard of data protection by applying internal regulations.

Dealing with Conflicts of Interest

Our actions are designed to avoid any kind of conflict of interest which could have a negative impact on our company. Every employee must separate his or her own interests from those of the company.

Employees of the Deutsche Telekom Group and the Magyar Telekom Group must refrain from any kind of corrupt behavior. In particular, they are forbidden to illegally influence decision-makers in companies, authorities or public institutions by offering, promising or granting advantages. Equally, they are forbidden to demand or accept such advantages from third parties, or to have a third party promise such advantages in the course of business.

Employees of the Deutsche Telekom Group and the Magyar Telekom Group are prohibited from using insider information for personal gain (insider trading of listed Deutsche Telekom AG and Magyar Telekom Plc. securities or listed securities of affiliates), or providing someone with or allowing someone access to unauthorized inside information, or recommending or inducing someone to purchase or sell securities.

Money Laundering

Within its scope of influence, the Deutsche Telekom Group and the Magyar Telekom Group supports all measures necessary for the prevention of money laundering.

Donations

The Deutsche Telekom Group and the Magyar Telekom Group promotes education, sciences, the arts and cultural and social affairs, sports and environmental protection through sponsorships and in-kind donations. All donations must comply with applicable law. No donations are made to individuals, private accounts or persons or organizations that could prove to be detrimental to the reputation of the Group.

Cooperation with Third Parties (Shareholders, Suppliers and Competitors)

The Deutsche Telekom Group and the Magyar Telekom Group ensure that information relevant for the share price (insider information) is immediately made available to all shareholders through generally accessible media, in accordance with legal provisions.

We strive for fair commercial relations with our suppliers which are based on honesty, trust and commitment.

Free and fair competition is an integral part of the market economy which promotes efficiency, economic development and innovation. We are committed to the fair treatment of our competitors, and we support free and undistorted competition.

Top Excellence

The Deutsche Telekom Group and the Magyar Telekom Group expects all employees to orientate themselves on and be measured by the results they achieve. It is expected that all employees bear responsibility for their own scope of duties; they are expected to be proactive and learn from their mistakes. We are determined to strive to constantly improve efficiency and professionalism within the Deutsche Telekom Group and the Magyar Telekom Group.

Compliance with the Code of Conduct

These regulations are binding for all employees of the Deutsche Telekom Group and the Magyar Telekom Group. All employees shall gear their activities to these values and regulations.

In cases of doubt, the responsible senior executives shall decide together with the Group Compliance Director and Human Resources Department which actions are appropriate and comply with all statutory requirements and regulations.

Information and Acceptance

Senior executives shall inform employees about the Code of Conduct. Every two years all employees must be verifiably informed of the Code of Conduct and its corresponding obligations.

Reporting Violations

All employees and stakeholders are requested to report violations of the Code of Conduct. Complaints may be made by telephone, letter or e-mail to the Ethicsline or by using the BKMS tool (See page 9 for contact details). However, employees should first contact their immediate superior. Complaints may be submitted anonymously, if preferred.

Immediate and effective handling of the complaint is guaranteed and will be treated in strict confidence. The Ethicsline shall arrange for clarification of matters together with the responsible offices.

Action against Misconduct

Deliberate misconduct and repeated violations of the Code of Conduct, of our corporate values and duties and legal requirements shall not be tolerated and consequent action will be taken against them.

Deutsche Telekom Code of Conduct Information

Internet: www.telekom.com/code-of-conduct-en

Intranet: teamnet.telekom.de/code-of-conduct-en

Imprint

Editor

Deutsche Telekom AG

Headquarters, Human Resources Development

Responsible

Dr. Volker Hasewinkel, Senior Executive Vice President

Human Resources Development

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Contact information for Magyar Telekom Group’s Ethicsline:
Address:	Group Compliance Director
1013 Budapest Krisztina krt. 55.
Telephone:	+36 1 458 7780
E-mail:	mukodesikodex@telekom.hu
Internet:	www.telekom.com/bkms

Contact for Deutsche Telekom Group’s Ethicsline
Address:	Deutsche Telekom AG
Ethicsline
Friedrich-Ebert-Allee 140
53113 Bonn, Germany
Internet:	www.telekom.com/ethicsline
www.telekom.com/bkms
E-mail:	ethicsline@telekom.de
Phone:	+80 00 38 24–835
Fax:	+80 00 38 24–329

Let us draw your attention that complaints to the Deutsche Telekom Group Hotline with reference to Reporting Violations section of the Code of Conduct may only be made without the personal data of the person you wish to complain about. Any other unlawful personal data transfer may result in civil or criminal sanctions.